Exhibit 99.1


          Catalyst Semiconductor Reports 3rd Quarter Results


    SANTA CLARA, Calif.--(BUSINESS WIRE)--March 1, 2007--Catalyst
Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its third quarter ended January 31, 2007.

    For the third quarter ended January 31, 2007, Catalyst had net income of $111,000, or $0.01 per diluted share, on net revenues of $16.4 million. This compares with net income of $864,000, or $0.05 per diluted share, on net revenues of $14.4 million in the third quarter ended January 31, 2006. For the second quarter ended October 31, 2006, Catalyst reported net income of $176,000, or $0.01 per share, on net revenues of $16.3 million.

    Net revenues from analog/mixed signal products were $1.3 million, or 8.0% of net revenues, in the third quarter ended January 31, 2007, compared to $1.1 million, or 7.8% of net revenues, in the third quarter ended January 31, 2006 and $1.3 million, or 7.9% of net revenues, in the second quarter ended October 31, 2006.

    Gross margin for the third quarter ended January 31, 2007 was 35.6%, compared with 43.1% for the third quarter ended January 31, 2006 and 35.5% for the second quarter ended October 31, 2006. Contributing to the decreased gross margin from the prior year quarter is the phasing out of the leaded parts in inventory as the industry transitions to green parts.

    Research & Development expense was $1.9 million for the third quarter ended January 31, 2007, constant with $1.9 million each for the quarters ended January 31, 2006 and October 31, 2006. Research & Development expenses included stock option related compensation expense of $215,000 and $176,000 for the third and second quarters of 2007, respectively, with no such charge a year ago.

    Sales, General and Administrative expense was $4.0 million for the third quarter ended January 31, 2007, compared to $3.3 million and $3.8 million for the quarters ended January 31, 2006 and October 31, 2006, respectively. The increase from the year ago quarter is principally attributable to compensation expense of $326,000 associated with stock option grants to sales, marketing and administrative personnel while the second quarter included compensation expense for options of $340,000.

    Total stock option related compensation expense was $557,000 for the third quarter ended January 31, 2007 as compared to $528,000 in the second quarter ended October 31, 2006. The increase is primarily due to the compensation expense associated with the restricted stock units granted this quarter. This is a new cost in Catalyst's statement of operations in fiscal 2007, which is a result of the adoption of FAS123R effective at the beginning of this fiscal year.

    Catalyst recorded a tax provision of $161,000, or 59.2% of income before taxes during the quarter ended January 31, 2007. This compares to tax provisions of $539,000 and $171,000 in the quarters ended
January 31, 2006 and October 31, 2006, respectively.

    As of January 31, 2007, Catalyst had cash, cash equivalents and short-term investments of $25.8 million as compared to $29.1 million as of April 30, 2006. The decrease of $3.3 million was primarily due to stock repurchases of $889,000 and $1.9 million for refurbishment of Catalyst's headquarters facility located in Santa Clara, California, to which Catalyst relocated in August of 2006.

    Management Comments

    "We are encouraged by the increased sales volume from the year ago quarter, largely attributable to our ongoing transition to .35 micron products, which we expect to have a positive effect on future margins. Other important developments during the quarter included an increase in unit volume shipments to a record high of 130 million units, a 10% increase in our contract manufacturing business, a key new design win and significantly increased design-in activity from our growing family of mixed signal products," said Gelu Voicu, president and chief executive officer.

    "During the third quarter, our new Quad-Mode(TM) LED driver product line began to gather momentum. Customers are expressing strong interest for the benefits that Quad-Mode offers them in extending battery life in a wide variety of systems ranging from cell phones to GPS. Industry endorsements are currently in process as well. Our CAT3636 Quad-Mode(TM) LED driver is a finalist in the prestigious EDN Innovation Awards in the category of 'Analog IC of the Year'. The same device also was named the 'Most Innovative LED Driver' by the highly regarded AnalogZONE website. These drivers incorporate our patent pending charge pump architecture and are a good illustration of our on-going transition from second-source analog products to higher performance, value-add, differentiated solutions," Voicu added.

    Investor Conference Call

    Catalyst will conduct a conference call regarding the third fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via Catalyst's website at www.catsemi.com, or by dialing (800) 817-4887 (domestic). International callers may dial (913) 981-4913. A replay of the call will be aired from approximately 5:00 p.m. today until midnight (Pacific Time) on March 8, 2007 at Catalyst's website or by dialing
(888) 203-1112 (domestic) or (719) 457-0820 (international), entering conference ID number 2043727 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Santa Clara, California. Catalyst is a leading supplier of high performance analog/mixed-signal solutions and nonvolatile memory products used in automotive, aircraft, telecommunications, computation, industrial and consumer markets. Catalyst designs and markets a broad range of analog/mixed-signal products such as LED Drivers, DC-DC Converters, GPI/O Expanders, Digitally Programmable Potentiometers (DPP(TM)), Microcontroller Supervisory circuits and other analog/mixed-signal products. Programmable products include Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, as well as NVRAM and low density Flash Memories. Typical applications include LCD displays, digital cameras, cell phones, automotive instrumentation, modems, wireless LANs, network cards, DIMM modules, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001:2000 certified. For additional information about Catalyst Semiconductor, visit our website at www.catsemi.com.

    Forward-Looking Statements

    This earnings release contains forward-looking statements, including statements regarding increased product margins attributable to Catalyst's ongoing transition to .35 micron products and market acceptance in connection with the release of the Quad Mode(TM) LED drivers. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst's products leading to decreased average selling prices; declining growth of the markets for Catalyst's products; declining market acceptance and demand for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products; increased regulatory requirements and costs of compliance; difficulties in implementation of a supply chain management system or failures in, or problems resulting from, Catalyst's newly-implemented enterprise resource management system; and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                       January 31, 2007 April 30, 2006
                                       ---------------- --------------
                 ASSETS
Current assets:
  Cash and cash equivalents               $      7,608    $     7,730
  Short-term investments                        18,152         21,409
  Accounts receivable, net                      11,073          9,502
  Inventories                                   12,788         14,262
  Other assets                                   3,154          3,255
                                       ---------------- --------------
    Total current assets                        52,775         56,158

Property and equipment, net                     11,572          9,408
Deferred tax assets                              4,759          4,759
Other assets                                        60             95
                                       ---------------- --------------
    Total assets                          $     69,166    $    70,420
                                       ================ ==============

 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                        $      6,078    $     7,596
  Accrued expenses                               2,543          3,002
  Deferred gross profit on shipments
   to distributors                               2,048          2,292
                                       ---------------- --------------
    Total current liabilities                   10,669         12,890

Total stockholders' equity                      58,497         57,530
                                       ---------------- --------------
  Total liabilities and stockholders'
   equity                                 $     69,166    $    70,420
                                       ================ ==============


      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                       January 31, January 31, January 31, January 31,
                          2007        2006        2007        2006
                       ----------------------- -----------------------

Net revenues            $  16,417   $  14,423   $  47,952   $  46,030

Cost of revenues           10,576       8,208      31,420      27,659
                       ----------- ----------- ----------- -----------
Gross profit                5,841       6,215      16,532      18,371

Operating expenses:
   Research and
    development             1,915       1,891       5,741       5,692
   Selling, general
    and administration      3,987       3,283      11,747       9,999
                       ----------- ----------- ----------- -----------
Income (loss) from
 operations                   (61)      1,041        (956)      2,680

Interest income, net          333         362         977         841
                       ----------- ----------- ----------- -----------
Income before income
 taxes                        272       1,403          21       3,521

Income tax provision
 (benefit)                    161         539          (7)      1,235
                       ----------- ----------- ----------- -----------

Net income              $     111   $     864   $      28   $   2,286
                       =========== =========== =========== ===========

Net income per share:
    Basic               $    0.01   $    0.05   $    0.00   $    0.14
                       =========== =========== =========== ===========

    Diluted             $    0.01   $    0.05   $    0.00   $    0.13
                       =========== =========== =========== ===========

Weighted average
 common shares:
    Basic                  16,359      16,739      16,331      16,770
                       =========== =========== =========== ===========

    Diluted                17,200      18,090      17,246      18,174
                       =========== =========== =========== ===========


    CONTACT: Catalyst Semiconductor, Inc.
             Rosa Vasquez, 408-542-1051 (Investor Relations) rosa.vasquez@catsemi.com
             Facsimile: 408-542-1405